Exhibit 5.1
[Jones Day Letterhead]
June 24, 2008
Quicksilver Resources Inc.
777 West Rosedale Street
Fort Worth, Texas 76104

Re:	$475,000,000 Aggregate Principal Amount of
7 3/4% Senior Notes due 2015 of
Quicksilver Resources Inc. offered through Underwriters
Ladies and Gentlemen:
     We are acting as counsel to Quicksilver Resources Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $475,000,000 aggregate principal amount of 7 3/4% senior notes due 2015 of the Company (the “Notes”), pursuant to the Underwriting Agreement, dated as of June 24, 2008 (the “Underwriting Agreement”), entered into by and among the Company and Credit Suisse Securities (USA) LLC and Banc of America Securities LLC, acting as representatives of the several underwriters named therein (collectively, the “Underwriters”). The Notes will be issued pursuant to an indenture, dated as of December 22, 2005 (as supplemented or otherwise modified through June 24, 2008, the “Indenture”), entered into by and between the Company and The Bank of New York Trust Company, N.A., as successor trustee (the “Trustee”). The Notes will be guaranteed on a joint and several basis by the Subsidiary Guarantors identified on Annex A (the guarantee of each Subsidiary Guarantor being a “Subsidiary Guarantee”).
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that (a) the Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the Underwriting Agreement, will constitute valid and binding obligations of the Company and (b) the Subsidiary Guarantee of each Subsidiary Guarantor will constitute a valid and binding obligation of such Subsidiary Guarantor.

Quicksilver Resources Inc.
June 24, 2008

     For purposes of the opinions expressed herein, we have assumed that (i) the definitive terms of the Notes will be established in accordance with the provisions of the Indenture, (ii) the Indenture will be duly executed and delivered by the Company and the Subsidiary Guarantors, and (iii) the Trustee will authorize, execute and deliver the Indenture and the Indenture will be the valid, binding and enforceable obligation of the Trustee.
     The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.
     The opinions expressed herein are limited to the laws of the State of New York, the laws of the State of Texas and the General Corporation Law of the State of Delaware, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3, as amended (Registration No. 333-151847) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the captions “Certain Legal Matters” and “Legal matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day

ANNEX A
Subsidiary Guarantors

Name	Jurisdiction
Cowtown Gas Processing L.P.	Texas

Cowtown Pipeline Funding, Inc.	Delaware

Cowtown Pipeline Management, Inc.	Texas

Cowtown Pipeline L.P.	Texas